Exhibit 10.3

September 26, 2002

John Costello

860 Gloucester Crossing

Lake Forest, IL 60045

Dear John,

This will confirm The Home Depot, Inc.’s offer and your acceptance of employment effective November 4, 2002 in the position of Executive Vice President and Chief Marketing Officer, reporting directly to me.  You have agreed to tender your resignation to your current employer by October 15, 2002 and continue your employment with your current employer until November 1, 2002.  Your initial base annual salary will be $550,000, payable in equal bi-weekly installments.  Your first salary review will be held in April of 2003, with salary reviews held annually thereafter.

In addition to your base salary, you will participate in the Senior Officer Management Incentive Program, which provides an annual incentive target of up to 100% of your base salary, based upon achieving established goals.  We will guarantee a payment of $450,000 for fiscal year 2002, payable in 2003 (offset by any Yahoo! award received for fiscal year 2002). To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

In addition to the compensation outlined above, we will give you a $200,000 signing bonus.  This will be payable to you within 30 days of your first day of employment.  In the event you have an obligation to your current employer to repay signing bonuses and/or relocation expenses, you will be reimbursed for up to $400,000 within 30 days following written verification of such repayments.  In the event that you voluntarily terminate your service with The Home Depot, Inc. within your first three years of employment, you will, at the Company’s discretion, be required to repay the signing bonus and reimbursements outlined in this paragraph.

Commencing in fiscal year 2003 you will be eligible to participate in the Long-Term Incentive Plan (LTIP), which provides an incentive target of 75% of your base salary.  This plan’s payout is based on a three-year performance period and a new three-year performance period begins every year.  Upon hire you will receive the plan documents explaining this plan.

At the next meeting of The Home Depot, Inc. Compensation Committee following the commencement of your employment, you will receive a grant of 250,000 non-qualified stock options exercisable in accordance with the 1997 Omnibus Stock Option Plan, a copy of which is enclosed for your information.  Twenty-five percent of the stock options will become exercisable on the second, third, fourth, and fifth anniversaries of the grant date.  Expiration of all stock options will be the earlier of ten years from the grant date or termination of employment.  While there can be no guarantee of future stock option grants, the issuance of stock options is a continuing pattern in our company. You will be reviewed in April of 2003 for additional stock option grants beyond what is being offered in this letter.

Also, at the next meeting of The Home Depot, Inc. Compensation Committee following the commencement of your employment, you will receive a grant of 70,000 shares of restricted stock in accordance with the 1997 Omnibus Stock Option Plan.  The restrictions on twenty-five percent of the shares will lapse on the third anniversary of the grant date, twenty-five percent will lapse on the sixth anniversary of the grant date, and the remaining fifty percent will lapse at age 62.

In addition to the above stock option grant, you will be eligible to participate in The Home Depot Employee Stock Purchase Plan.  The plan affords you the opportunity to purchase Home Depot stock at a 15% discount through payroll deductions.  See the enclosed brochure for a detailed explanation of the plan.

You will also be eligible to participate in The Home Depot Nonqualified Deferred Compensation Program.  This plan affords you the opportunity to defer up to fifty percent of your base salary and one hundred percent of your annual management incentive payment into the plan.  Upon hire you will receive the plan document explaining this plan.

The Home Depot offers an extensive benefits program for our associates and their dependents.  The insurance coverages begin on your employment date with the Company.  After one year of service, you are also eligible to participate in The Home Depot FutureBuilder, a 401(k) and Stock Ownership Plan.  For full details on our various benefits, please review the enclosed benefits summary.

In addition to the standard benefits package for salaried associates, as an officer of the Company, you will receive an additional $250,000 Death Benefit Only insurance policy.  You are also able to participate in the Supplemental Executive Choice Program.  Under this program you will receive an annual supplemental benefit allowance of $25,000.  This amount will be grossed up for income tax purposes.  You can use this annual allowance to purchase additional disability or life insurance benefits, personal excess liability insurance, or you can use it to reimburse yourself for financial services or health care expenses not covered under our standard health plans.  Additionally, you will be eligible to participate in the leased car program.  Upon hire you will receive your personalized Supplemental Executive Choice Program package for enrollment in this plan.

Our standard vacation policy will be waived and you will be entitled to four weeks of vacation during each anniversary year of employment with Home Depot.  Should you leave the employment of the Company at any time you will be paid for unused vacation strictly in accordance with Home Depot’s standard vacation policy.

The Home Depot offers a comprehensive relocation package.  Relocation benefits include:  (a) one home-finding trip (not to exceed five days) for two (yourself and your spouse/domestic partner) to the new location;  (b) packing and hauling of typical household belongings and the shipment of one automobile (if two are owned) for moves between 500-1,500 miles and both automobiles if the move is over 1,500 miles; (c) reimbursement for eligible travel expenses to your new location;  (d) a relocation allowance of $ 25,000 to assist with miscellaneous expenses (appropriate taxes will be withheld); and (e) to assist with the sale of your current home, following ninety days of marketing assistance through The Home Depot Relocation Department, the Company will extend an Appraised Value Offer (guaranteed buy-out) utilizing a third party home purchase provider (see enclosed Relocation brochure for details).   You will also be reimbursed for the loss-on-sale of your principal residence based on the difference in the contract purchase price and the contract sale price.  Appropriate taxes will be withheld from the loss-on-sale.  If you sell your current home, you are entitled to the reimbursement of 2% of closing costs on the purchase of a new home excluding loan origination and discount point(s) and a home inspection up to $400.

The Relocation Department has a network of quality brokers in place across the United States to assist you at your destination whether you plan to rent or purchase.  It is our understanding that your Illinois home is currently listed.  The Relocation department will work with your current agent in order to facilitate the sale of your residence.  You may call Mike Lequier of Relocation at (770) 384-3506.

You agree that you shall not, without the prior express written consent of an officer of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company during the course of your employment with the Company.  Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation.  The provisions of this paragraph shall apply to you and your immediate family.

You have stated that you have not agreed to and are not subject to any covenant not to compete with any prior employer.  You understand that it is not the intention of Home Depot to receive or obtain any trade secrets of others. Accordingly you agree that you will not disclose or use during the period of your employment with Home Depot any proprietary information or confidential information which you may have acquired because of employment with an employer other than Home Depot.  Further, you agree that you will not bring Home Depot any documents in any form containing proprietary or confidential information from a prior employer.   In the event your employment with Home Depot is terminated for any reason, you agree not to disclose any Home Depot proprietary or confidential information to any future employer or third party or to take copies in any form of any documents containing such information.

By accepting this offer you acknowledge that you will be exposed to Company materials which are proprietary and confidential in nature and/or which constitute trade secrets, and, further, that you will receive training in the Company’s various merchandising, operations, financial, and/or other business processes.  You further acknowledge that such proprietary and confidential information, including trade secrets and human resources and other business processes, are utilized by the Company throughout the entire United States and in other locations in which it conducts business.  Consequently, you agree that you will not, for a period of thirty-six months subsequent to your termination from Home Depot, regardless of the reason for the termination, enter into or maintain an employment or contractual relationship, either directly or indirectly, with any company or entity in the home improvement industry engaged in any way in a business that competes with Home Depot, its parents, subsidiaries, affiliates or related entities (collectively referred to as the “Company”), in the United States, Canada, Puerto Rico, Mexico, or any other location in which the Company conducts business or may conduct business prior to the end of the above referenced thirty-six month period, without the prior written consent of the Company.  Businesses that compete with the Company in the home improvement industry specifically include, but are not limited to, the following entities and each of their subsidiaries affiliates, assigns, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears (including, but not limited to, Orchard Supply and Hardware Company); Menard Inc.; and Wal-Mart.

In the event you wish to enter into any relationship or employment prior to the end of the above referenced thirty-six  month period which may be covered by the above non-compete provision, you agree to request written permission from the Executive Vice President, Human Resources of the Company prior to entering any such relationship or employment.  The Company may approve or not approve of the relationship or employment in its absolute discretion.

You agree that prior to the end of the thirty-six month period stated above that you will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Executive Vice President, Human Resources of the Company.

If you accept Home Depot’s offer of employment, and Home Depot notifies you of its intention to terminate your employment involuntarily and without cause subsequent to your written acceptance of this employment agreement, you will be eligible to receive, in exchange for your execution of a general release in a form acceptable to Home Depot’s legal counsel, twenty-four (24) months base salary continuation and medical coverage during the period of salary continuation.  In this circumstance, all unvested stock options from the initial grant of 250,000 non-qualified stock options will vest immediately and all restrictions on the initial grant of 70,000 shares of restricted stock shall lapse immediately.  During the twenty-four (24) months of salary continuation, outstanding options, other than the initial grant referenced above, will continue to vest and restrictions on outstanding restricted shares will continue to lapse.  You will not receive any additional stock option or restricted stock grants during the twenty-four (24) months salary continuation period.  You will have 90 days from the end of the salary continuation period to exercise any options that are vested at that time.

You will not be entitled to receive these payments and benefits, or any other type of payment or benefit, if you voluntarily resign from Home Depot, regardless of when or why you have resigned from your employment.  You also are not entitled to receive these payments or benefits, or any other type of payment or benefit, if you terminated from Home Depot “for cause.”  For purposes of this letter, termination “for cause” shall mean:

•                  Conviction of a felony involving theft or moral turpitude

•                  Conduct that constitutes willful gross neglect or willful gross misconduct with respect to your employment duties which results in material economic harm to the Company

•                  Willful conduct that constitutes a material violation of the Company’s mutual attraction policy, substance abuse policy, or compliance policies (each as shall be in place from time to time)

For purposes of determining whether conduct constitutes willful gross misconduct or willful conduct or whether neglect constitutes willful gross neglect, no act or omission on your part shall be considered “willful” unless it is done in bad faith and without reasonable belief that your action or inaction was in the best interests of the Company.

If you terminate your employment with Home Depot for “good reason,” you will be entitled to the same benefits that you would be entitled to if you were involuntarily terminated by the Company without cause, subject to the same terms and conditions.  “Good reason” shall mean, without your consent:

•                  Your assignment or restructured role outside the Atlanta Metropolitan area

•                  Your assignment or restructured role with a decrease in base salary

•                  Your assignment to a position other than Executive Vice President (EVP), or a position that does not report to the CEO

You must give at least 30 days written notice if you wish to terminate your employment for good reason.

This is a conditional offer of employment contingent on a background check and drug test results.  As a condition to your employment, you must take and pass a drug test and pass the background check.  A positive test result or failure to pass the background check will result in the denial of your employment.  Drug testing must be done within 48 hours from receipt of this letter.  Enclosed is information regarding your drug test.

This employment agreement does not obligate the Company to continue your employment for any specified period of time, subject to the termination “without cause” and “good reason” provisions outlined above.

We are pleased to welcome you to the Home Depot family.  I have enclosed a copy of this letter for your records.  Please sign, date and return the original to me.

Sincerely,

/s/ Bob Nardelli
Bob Nardelli
Chairman, President & CEO

Enclosures

pc:           Dennis Donovan

                Carol Tome

                Tim Crow

I accept this offer of employment.

/s/ John Costello	9/29/02
John Costello	Date